Exhibit 99.2

Haymaker Acquisition Corp. 4 Announces Closing of $230,000,000 Initial Public Offering, including Underwriters' Over-Allotment Option of $30,000,000

New York, NY – July 28, 2023 – Haymaker Acquisition Corp. 4 (the "Company") (NYSE HYAC U) announced today that it closed its initial public offering of 23,000,000 units, including 3,000,000 units pursuant to the exercise of the underwriters' over-allotment option. The offering was priced at $10.00 per unit generating total gross proceeds of $230,000,000.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units (as well as the exercise of the over-allotment option), $232,300,000 (or $10.10 per unit sold in the public offering) was placed in trust.

The Company is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company's acquisition and value creation strategy will be to identify, acquire and, after its initial business combination, build a company in the consumer or consumer-related products and services industries. The Company is led by Chief Executive Officer and Executive Chairman Andrew R. Heyer, President and Board Member Steven J. Heyer, and Chief Financial Officer Christopher Bradley.

Cantor Fitzgerald & Co. and William Blair & Company, L.L.C. acted as bookrunners and representatives of the underwriters of the offering and Roth Capital Partners, LLC acted as co-manager of the offering.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Cantor Fitzgerald & Co., Attention: 499 Park Avenue, 5th Floor, New York, NY 10022 or by email: prospectus@cantor.com, or from William Blair & Company, L.L.C., Attention: 150 North Riverside Place, Chicago, Il 60606.

A registration statement relating to these securities was declared by the U.S. Securities and Exchange Commission (the "SEC") on July 25, 2023. This press release shall not constitute an offer to sell, or the solicitation of an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of an such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or change after the date of this release, except as required by law.

Contact

Christopher Bradley

Cbradley@mistralequity.com

212.616.9600